EXHIBIT 10

ADVANCED BIOENERGY

Richard Peterson

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on October 17, 2006 by and between Advanced BioEnergy, LLC, a Delaware LLC (the “Company”), and Richard Peterson, a resident of Minnesota (“Employee”).

RECITALS

A.            The Company, which was formed in early 2005, is establishing and will own and operate one or more dry mill corn-based ethanol plants.

B.            The Company desires to employ Employee, and Employee wishes to provide services to the Company, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.              Employment.  Subject to all terms and conditions hereof, the Company will employ Employee, and Employee will serve the Company and perform services for the Company, until Employee’s employment terminates under Section 11.  Employee’s employment will commence on or about November 13, 2006.

2.              Position and Duties.

(a)           Position with the Company.  Employee will serve as the Vice President of Accounting and Finance, and as Chief Financial Officer, and will perform such duties and responsibilities as the Company’s Chief Executive Officer (“CEO”), the CEO’s designee, or the Company’s Board of Directors (“Board”) may assign to Employee from time to time.

(b)          Performance of Duties and Responsibilities.  Employee will serve the Company faithfully and to the best of Employee’s ability and will devote Employee’s full time, attention and efforts to the business of the Company during Employee’s employment.  Employee will report to the Company’s CEO, the CEO’s designee, or to such other party that may be designated by the Board.  During Employee’s employment hereunder, Employee will not accept other employment or engage in other material business activity, except as approved in writing by the Board.

(c)           Prior Commitments.  Employee hereby represents and warrants that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling the duties and responsibilities as set forth in this Agreement.  Employee has provided copies to the Company of any employment agreements, non-competition agreements or other agreements that Employee previously signed that might arguably restrict Employee’s right to work for the Company, the services that Employee may provide to the Company, or the information that Employee may disclose to the Company or use in the course and scope of his employment with the Company.

3.              Compensation.

(a)           Base Salary.  The Company will pay to Employee an annual base salary of  $175,000, less deductions and withholdings, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures.  During each year after the first year of Employee’s employment hereunder, the Board may review and may adjust Employee’s base salary in its sole discretion.

(b)          Signing Bonus.  In order to induce Employee to accept this employment, the Company shall pay Employee $65,000, less deductions and withholdings, on or before January 8, 2007.  However, if employee voluntarily resigns his employment before May 13, 2007, Employee shall be obligated to repay the entire $65,000.

(c)           Employee Benefits.  While Employee is employed by the Company hereunder, Employee will be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program.  These benefit plans and programs currently include a 401(k) plan and medical, life and disability insurance programs.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(d)          Expenses.  The Company will reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder, subject to Employee’s providing receipts and complying with the Company’s normal policies and procedures for expense verification and documentation.

(e)           Vacation.  Employee will receive fifteen business days paid vacation time off, such time to be taken with the approval of the CEO or his designee, at such times so as not to disrupt the operations of the Company.

(f)             Automobile Allowance.  While employed by the Company hereunder, the Company shall provide employee with a vehicle classified as E-85 and will reimburse all cost incurred in the use of that automobile for business or personal purposes, including without limitation the costs of insuring, maintaining and operating the automobile.  Such automobile plan will be structured within IRS requirements for personal use of a Company vehicle.  IN addition to complying with the Company’s Substance Abuse Policy and Testing Program, Employee  shall never drive the vehicle while impaired by or under the influence of alcohol or illegal drugs.

(g)          Bonus.  For each complete calendar year that Employee is employed by the Company, Employee shall be eligible for an annual bonus in the discretion of the Company’s Board of Directors.  Employee’s eligibility for any such bonus, and the amount of any such bonus that is paid, shall be based upon and subject to reasonable criteria established by the Board of Directors.  Any bonus earned by Employee for a calendar year shall be payable to Employee no later than 60 days following the calendar year for which the bonus was earned.   Employee will not be eligible for a bonus for performance during 2006.

4.              Affiliated Entities.  As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.              Confidential Information.  Except as permitted by the Company, Employee will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Employee has acquired or will acquire about the Company or its Affiliates, whether developed by Employee or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates.  Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company.  The foregoing obligations of confidentiality will not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process.

6.              Ventures.  If, during Employee’s employment with the Company, Employee is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company.  Except as approved in writing by the Board of Directors of the Company, Employee will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.  Employee will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.              Non-Competition and Non-Solicitation Agreements.

(a)           Agreement Not to Compete.  During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company,

Employee will not, directly or indirectly, engage in any business, in the area within a 100-mile radius of the Company’s headquarters or any of the Company’s ethanol plants or prospective ethanol plants, relating to the design, development, construction or operation of an ethanol plant.  For purposes of this Section, Employee agrees not to engage in any such activity as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, agent or otherwise.  Ownership by Employee, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 7(a).

(b)          Agreement Not to Solicit or Hire Away Employees. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the twelve-month period immediately preceding Employee’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c)           Agreement Not to Solicit Customers and Other Business Relations. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)          Acknowledgment.  Employee hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Employee will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore.

(e)           Blue Pencil Doctrine.  If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Employee hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.              Patents, Copyrights and Related Matters.

(a)           Disclosure and Assignment.  Employee agrees to immediately disclose to the Company any and all improvements and inventions that Employee may conceive and/or reduce to practice individually or jointly with others while Employee is employed with the Company or any of its Affiliates.  Any such improvements and inventions will be the sole and exclusive property of the Company and Employee shall immediately assign, transfer and set over to the Company Employee’s entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications.  In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee will sign any and all instruments deemed necessary by the Company for patent protection of such inventions.

(b)          Copyrightable Material.  All right, title and interest in all copyrightable material that Employee shall conceive or originate individually or jointly with others, and that arise in connection with Employee’s services hereunder or knowledge of confidential and proprietary information of the Company, will be the property of the Company and are hereby assigned by Employee to the Company of its Affiliates, along with ownership of any and all copyrights in the copyrightable material.  Where applicable, works of authorship created by Employee relating to the Company or its Affiliates and arising out of Employee’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

9.              Return of Records and Property.  Upon termination of Employee’s employment or at any time upon the Company’s request, Employee will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in Employee’s possession or under Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.       Remedies.  Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.  In the event that a court of competent jurisdiction concludes that Employee has violated Employee’s obligations under paragraphs 5, 6, 7, 8 or 9 of this Agreement, Employee shall also be liable to the Company for the reasonable costs and attorneys’ fees that it incurs in any legal action in which it enforces its legal rights under those paragraphs.

11.       Termination of Employment.  The Employee’s employment with the Company will terminate immediately upon:

a.               Employee’s receipt of written notice from the Company of the termination of Employee’s employment, effective as of the date indicated in such notice;

b.              The Company’s receipt of Employee’s written resignation from the Company, effective as of the date indicated in such resignation;

c.               Employee’s Disability (as defined below); or

d.              Employee’s death.

The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.”  “Disability” means the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.  Notwithstanding any other provision of this Agreement, the Termination of Employee’s employment does not terminate Employee’s other obligations under this Agreement.

12.       Payments upon Termination of Employment.

(a)           Severance Pay.  If Employee’s employment with the Company is terminated by the Company for any reason other than for “Cause” (as defined below), the Company will pay to Employee as severance pay an amount equal to fifty-two (52) weeks of Employee’s base salary at the time of termination, less applicable withholdings, and continue employee’s then-applicable health insurance under the same terms and conditions as then made available to other Company employees (the employer- and employee-portions being the same as for then-current employees),  provided that Employee executes and does not rescind a general release, in a form provided by the Company, of any claims related to his employment with the Company or the termination of that employment (“General Release”).  The severance pay shall be paid to Employee in approximately equal installments in accordance with the Company’s regular payroll schedule.  The first payment shall be made on the second normal payroll date following expiration of the period of time during which Employee may rescind the General Release.

The Company will not be obligated to pay severance under this paragraph if Employee’s employment with the Company is terminated by reason of the sale of all or a portion of the Company and the buyer offers employment to Employee on terms that are comparable to those provided for by this Agreement.  Those terms and conditions shall not be considered comparable to those provided for by this Agreement if Employee must relocate to perform his duties for the buyer.

(b)          Wages Due.  The Company will pay to Employee, Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base salary through the Termination Date if Employee’s employment with the Company is terminated by reason of:

i.                                  Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason;

ii.                               termination of Employee’s employment by the Company for Cause (as defined below); or

iii.                            Employee’s Disability or death.

(c)           “Cause” means:

i.                an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

ii.             unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

iii.          the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony;

iv.         failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the CEO or Board, as applicable, from time to time, which failure has not been cured by Employee within five days after written notice thereof to Employee from the Company;

v.            repeated or willful failure of Employee to perform Employee’s material duties or responsibilities or to meet the reasonable performance objectives set by the CEO or the Board; or

vi.         material breach of any terms or conditions of this Agreement by Employee.

(d)          In the event of termination of Employee’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 12(a) or 12(b) hereof, as the case may be, and the Company will have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except as otherwise provided by law, the terms of any other applicable written agreement between Employee and the Company, and/or the terms of any employee benefit plan or program then maintained by the Company and in which Employee participates.

(e)           Notwithstanding the foregoing provisions of this Section 12, the Company will not be obligated to make any payments to Employee under Section 12(a) unless Employee has signed a General Release of any and all claims related to his employment in a form to be prescribed by the Company, the period of time for rescinding the General Release has expired, and Employee is in strict compliance with the terms of this Agreement as of the date of each such payments.

13.       Miscellaneous.

(a)           Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b)          Jurisdiction and Venue.  Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.

(c)           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)          Amendments.  No amendment or modification of this Agreement will be deemed effective unless made in writing and Employee and the CEO of the Chairman of the Board.

(e)           No Waiver.  No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)             Assignment.  This Agreement is not assignable, in whole or in part, by Employee.  The Company’s rights and obligations under this Agreement may be assigned by the Company (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its interest in the Company or any operating facility or facilities.  After any such assignment by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(g)          Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(h)          Severability.  Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(i)              Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

SIGNATURES

Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

Advanced BioEnergy LLC

Date: October 17, 2006	By:	/s/ Donald Gales
	Its:	President

EMPLOYEE

Date: October 17, 2006	/s/ Richard Peterson
Richard Peterson